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                                                                    EXHIBIT 99.1

CALAVO GROWERS POSTS RECORD FIRST QUARTER SALES; QUARTERLY RESULTS IMPACTED BY RESTRUCTURING AND OTHER COSTS; FAVORABLE OUTLOOK SEEN FOR FULL FISCAL YEAR 2004 March 11, 2004 09:00:00 AM ET


Calavo Growers, Inc. CVGW:

First Quarter Highlights Include:

-- Sales up 11 percent from prior year

-- Strong growth in international and processed operations

-- Maui Fresh acquisition completed and integration progressing well

-- Major new processing facility in Uruapan, Mexico, now open and progressing as planned

-- Strong demand and outstanding market acceptance for Calavo's new ultra high-pressure guacamole product

-- Favorable outlook for strong fiscal 2004 results based on anticipated resurgence in California avocado harvest and expected benefits from new Uruapan facility

Calavo Growers, Inc. CVGW, a worldwide leader in packing and distributing avocados, processed avocados and other perishable food products, announced today that revenues for the first quarter ended January 31, 2004, grew to a new high of $49.0 million from $44.2 million a year ago. The company recorded the 11 percent increase despite a lower contribution from Calavo's California fresh avocado operations in what is seasonally the year's smallest quarter.

However, due to anticipated higher expense levels related to transitioning processing operations to the new Uruapan processed-products facility and the $2 million sales decrease in California fresh avocados, primarily due to a late-starting harvest season, the company experienced a net loss for the period of $294,000, compared with net income of $500,000 in the corresponding quarter a year ago. Net loss per fully diluted share amounted to $0.02, compared with diluted net income per share of $0.04 in last year's first quarter. Diluted per share results in the most recent quarter are based on approximately five percent more shares outstanding.

The company indicated that the transition in processing operations, which is expected to yield significant efficiencies, as well as greatly expanded capacity and flexibility, exerted temporary pressure on margins and resulted in increased costs across the board, including: co-packing by outside subcontractors during the transition period, duplicative overhead, and higher fruit and labor costs. Additionally, the late-starting harvest in the California avocado segment resulted in a sharp quarterly decrease in volume through its scale-driven packinghouses, which further adversely impacted first-period performance.

Lee E. Cole, the company's chairman, president and chief executive officer, commented: "Despite the unusual and short-term margin pressure experienced in the first quarter, Calavo's strategic growth initiatives are all on track and progressing well. We are excited about prospects for a highly successful 2004, with several key factors supporting our confidence level regarding the coming year and beyond."

According to Calavo's CEO, the company expects to benefit substantially from the following:

-- By all initial indications, despite a late-starting harvest, the company and industry observers expect "a robust surge" in California fresh avocado production from last year's cyclically lower level.


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-- Calavo will continue its successful efforts "to drive market-share growth" of rebounding California fresh avocado production.

-- Opening of the company's "state-of-the-art, world class" Uruapan processing facility subsequent to the quarter's close will bring "enhanced efficiencies" and "important savings" to Calavo's product processing unit in the second half of the fiscal year.

-- Sales of the company's new high quality, ultra high-pressure produced guacamole product will continue expanding, driven by strong demand and initial sales to "key retail chains" serving the consumer channel.

-- Integration of Maui Fresh is substantially complete and the operations are making "an important and growing contribution" to financial results.

California Avocados

Net sales amounted to $10.2 million, a decline of approximately $2.0 million, or 16 percent, from $12.2 million one year ago. Although not evident in the first quarter, Cole noted that "by every indication" the company expects "substantial rebound" in the California harvest, compared with 2003. The company estimates that its first-quarter share of the California fresh avocado market totaled 44.2 percent, approximately in line with the preceding period's market-share figures.

International Avocados and Perishable Food Products

Positive results in international and perishable food products demonstrated the importance of Calavo's diversification strategy, both in terms of products and global markets and sourcing. Sales in this segment increased 24 percent to $32.8 million from $26.5 million in the first quarter of the previous year. First-quarter margins were substantially similar to the prior year.

"We are pleased by the solid contribution from international and perishable food products," Cole said. This strength reflected "strong sales" of Mexican fruit, plus the first contribution from the company's successful acquisition of Maui Fresh, which closed Nov. 7, 2003.

Processed Products

Sales of $6.0 million reflected an advance of seven percent from $5.5 million a year ago, driven by continued healthy growth in shipments of the company's high-pressure processed guacamole. As discussed above, however, higher costs due to the restructuring of processed operations, including substantial subcontracting fees, adversely impacted segment margins and profitability.

"We will begin to realize the tremendous benefits of this restructuring in the near future," Cole said. The new 90,000-square-foot Uruapan facility located in the Mexican state of Michoacan opened in February 2004, and optimization and fine-tuning of operations are ongoing. "Uruapan will be a major plus in the second half of fiscal 2004," Cole emphasized, noting that the facility, which will increase high-pressure capacity by up to seven-fold, is expected to support accelerating sales of the company's processed guacamole, a key growth avenue for Calavo.

Balance Sheet Strength

Calavo continues to benefit from its strong, liquid balance sheet, providing the company with the financial strength and flexibility to implement its growth strategies. Total assets at January 31, 2004, were $61.5 million, rising 15 percent from $53.7 million three months earlier at the October 31, 2003, close of the previous fiscal year. Liabilities as a percentage of assets at January 31, 2004, were 33.7 percent versus 30.8 percent three months earlier. Total shareholders' equity grew $3.6 million in the first quarter to $40.8 million, an increase of 9.8 percent from $37.1 million at fiscal 2003 year-end primarily due to the issuance of shares in connection with the Maui Fresh acquisition.


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On January 5, 2004, Calavo paid an annual cash dividend on the common stock of
$0.25 per share, which represented a 25 percent increase from the prior year.

Summary and Outlook

"This is a truly exciting time for Calavo and its shareholders," commented Cole. "The company is proceeding across a broad front to realize its objectives of higher profits and increased shareholder value. While we anticipate that the second quarter will continue to reflect higher transition and start-up expenses in our processed unit as Uruapan optimization proceeds, we will begin realizing substantial benefits of this investment in the second half of the fiscal year. What this means is greatly enhanced efficiencies, cost savings and expanded capacity to meet the significant demand for our new ultra high-pressure guacamole."

Launched at the beginning of fiscal 2003, the quality and delicious taste of this product has sparked brisk demand, excellent acceptance and growing sales in its initial introduction to the food-service channel. "We expect this product will generate ongoing growth," said Cole, "due to its planned introduction this year to the consumer channel, which affords us an enormous potential." Mass market and specialty retailers are "eagerly anticipating" Calavo's ultra high-pressure processed guacamole, and the company will begin serving the channel "later this year, following optimization of the new, debt-free Uruapan facility.

"We also will benefit significantly from increased production of California fresh avocados and the contribution from our new Maui Fresh operations in coming quarters. Thus, as all these elements come together in a most positive way, we believe that fiscal 2004 will be another highly successful year for our company and its shareholders."

About Calavo

Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh and processed avocados, as well as other perishable food products, including Hawaiian papayas. Founded in 1924 and headquartered in Santa Ana, Calavo is "the first name in avocados"(TM) and markets its products to food distributors, produce wholesalers, supermarkets and restaurants on a global basis.

On Nov. 7, 2003, the company completed its acquisition of privately held Maui Fresh International, a multi-line marketer of specialty commodity produce, including tropical fruits and vegetables, chilies, hot-house items, as well as conventional items. With a reputation for quality, Maui Fresh operates as a wholly owned subsidiary of Calavo and markets products under its respected brand name.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's Report on Form 10-K for the year ended October 31, 2003. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.


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                              CALAVO GROWERS, INC.

                CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
              (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              JANUARY 31,   OCTOBER 31,
                                                                 2004          2003
                                                              -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents ............................       $   201       $ 5,375
   Accounts receivable, net of allowances of
   $2,063 (2004) and $1,219 (2003) ......................        20,104        16,560
   Inventories, net .....................................        10,539         8,021
   Prepaid expenses and other current assets ............         5,237         4,487
   Loans to growers .....................................           363           353
   Advances to suppliers ................................           451           624
   Income taxes receivable ..............................           262            --
   Deferred income taxes ................................         1,379         1,379
                                                                -------       -------
      Total current assets ..............................        38,536        36,799
Property, plant, and equipment, net .....................        15,606        13,121
Goodwill and intangible assets ..........................         4,046            --
Other assets ............................................         3,321         3,769
                                                                -------       -------
                                                                $61,509       $53,689
                                                                =======       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Payable to growers ...................................       $ 6,092       $ 3,446
   Trade accounts payable ...............................         2,437         1,534
   Accrued expenses .....................................         8,189         7,777
   Income taxes payable .................................            --            51
   Short-term borrowings ................................         3,500            --
   Dividend payable .....................................            --         3,232
   Current portion of long-term obligations .............            24            24
                                                                -------       -------
      Total current liabilities .........................        20,242        16,064
Long-term liabilities:
   Long-term obligations, less current portion ..........            57            61
   Deferred income taxes ................................           417           417
                                                                -------       -------
      Total long-term liabilities .......................           474           478
Commitments and contingencies

Total shareholders' equity ..............................        40,793        37,147
                                                                -------       -------
                                                                $61,509       $53,689
                                                                =======       =======


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                              CALAVO GROWERS, INC.

           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
              (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         THREE MONTHS ENDED
                                                            JANUARY 31,
                                                      ------------------------
                                                        2004            2003
                                                      --------        --------
Net sales .....................................       $ 49,043        $ 44,229
Cost of sales .................................         45,931          40,306
                                                      --------        --------
Gross margin ..................................          3,112           3,923
Selling, general and administrative ...........          3,715           3,191
                                                      --------        --------
Operating income (loss) .......................           (603)            732
Other income, net .............................           (114)           (115)
                                                      --------        --------
Income (loss) before provision (benefit) for
income taxes ..................................           (489)            847
Provision (benefit) for income taxes ..........           (195)            347
                                                      --------        --------
Net income (loss) .............................       $   (294)       $    500
                                                      ========        ========
Net income (loss) per share:
 Basic ........................................       $  (0.02)       $   0.04
                                                      ========        ========
 Diluted ......................................       $  (0.02)       $   0.04
                                                      ========        ========
Number of shares used in per share computation:

 Basic ........................................         13,469          12,856
                                                      ========        ========
 Diluted ......................................         13,469          12,887
                                                      ========        ========


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